Exhibit 10.21

November 6, 2025 Scott Millard

Re: Employment Offer Dear Scott:

On behalf of IonQ, Inc. (the "Company"), we are excited to offer you the position of Chief Business Officer of the Company, reporting to the Company's Chief Executive Officer. Your anticipated start date is on or about November [ 24 ], 2025 (the date of your commencement of employment with us, the Start Date, subject to your reporting for work on such date and the other terms and conditions of this letter. You will be permitted to work remotely, subject to required travel to Company offices and other locations as requested by the Company from time to time.

In your role as Chief Business Officer, you agree to devote your full business time and reasonable best efforts to the performance of your job for the Company. However, you may (i) engage in civic, charitable, educational, and non-profit activities, and manage your personal investments, and (ii) with the prior consent of the Company's Board of Directors (the "Board"), engage in other activities, including, but not limited to, sitting on outside boards of directors (or similar governing bodies) of the for-profit entities, provided that none of the foregoing activities in (i) or (ii) shall (a) violate any written Company policy made available to you or your restrictive covenants under the CIIA (as described below), (b) create a conflict with the Company or its business or your fiduciary duties to the Company, or (c) otherwise materially interfere with your performance of your duties and responsibilities to the Company. You will confer with the Company's Chief Administrative Officer who will periodically review such outside activities with you to ensure compliance with the preceding clauses (a), (b) and (c), and you agree to cooperate and to take necessary actions to ensure such compliance.

Your position is considered an exempt, salaried position for purposes of federal wage and hour law. Your employment is subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised, or deleted from time to time in the Company's sole discretion. Other terms of your employment are set forth below. All compensation amounts hereunder are subject to applicable taxes and other applicable withholdings.

Compensation

Base Salary: Your base salary will be $500,000 on an annualized basis (the "Base Salary"), subject to applicable tax and other deductions and withholdings (as are all compensation and benefits payable or provided to you by the Company or its subsidiaries) and payable at the frequency and in accordance with the Company's regularly established policies. Your Base Salary may be increased from time to time in the Board's discretion but shall not be decreased (unless part of an "across-the-board," proportionate, one-time reduction in compensation of all similarly situated executive officers of the Company, not to exceed 15%).

Bonus Incentives: You will be eligible to receive a performance-based annual bonus. The target annual bonus will be one hundred percent (100%) of your Base Salary (the "Target Bonus"), and your eligibility to receive any such annual bonus will be based on meeting a defined set of executive team performance goals and metrics set annually by the Board or an authorized committee of the Board, as determined by the Board or an authorized committee of the Board in its sole discretion (and, in respect of calendar year 2025, your annual bonus, subject to the remainder of this paragraph, will be equal to no less than a prorated portion of the Target Bonus based on the Start Date. To be eligible to receive any such annual bonus, you must, except as otherwise expressly set forth in the Company's Executive

Severance Plan, as amended from time to time (the "Severance Plan, remain employed through the date of payment of such annual bonus, and annual bonuses will be paid no later than March 15th of the calendar year following the -current annual incentive policy or program.

Regular Equity Awards: On the Start Date, you will receive (i) a restricted stock unit ("RSU") award for a number of RSUs with a value of approximately $8,000,000, divided by the closing price of a share of the Company's common stock on the Start Date, rounded to the nearest whole number and (ii) a performance stock unit ("PSU") award for a number of PSUs with a maximum payout of $20,000,000, with the number of PSUs underlying the PSU award determined by dividing the target grant value by the closing price of a share of the Company's common stock on the Start Date, rounded to the nearest whole number, with vesting based on the Company's achievement against performance metrics established by the Board for three (3) separate annual performance periods covering each of the 2026, 2027 and 2028 calendar years. The terms and conditions of your RSU and PSU awards, including the vesting schedule, PSU performance metrics, expiration date, and other material terms will be set forth in an RSU award agreement and grant notice (the "RSU Award Agreement") or a PSU award agreement and grant notice, with metrics consistent with those provided to similarly situated employees (including the CEO, to the extent the CEO receives a PSU award in 2026), in respect of the three (3) separate annual performance periods covering each of the 2026, 2027 and 2028 calendar years (the "PSU Award Agreement") , as applicable, and the IonQ, Inc. 2021 Equity Incentive Plan (as amended from time to time, the "Equity Plan"). To accept the awards, you must execute the RSU Award Agreement and the PSU Award Agreement. For the avoidance of doubt, such terms of the PSU Award Agreement will include accelerated vesting on the same terms as set forth in a PSU award agreement and grant notice on the same form as the PSU award granted to the Company's Chief Executive Officer on February 26, 2025, and the RSU Award Agreement will contain full 100% acceleration in connection with a termination of employment under specified circumstances (including involuntary termination without "cause," termination for "good reason," death or disability).

Make-Whole Equity Award: On the Start Date, you will receive an RSU award, for a number of RSUs equal to

$3,000,000, divided by the closing price of a share of the Company's common stock on the Start Date, rounded to the nearest whole number, of which two-thirds (2/3) will be fully-vested as of the Start Date (the "Sign-On Tranche") and one-third (1/3) of which will cliff-vest on the second (2nd) anniversary of the Start Date, subject to your continued employment. This award is made in respect of your rights to certain contingent compensation from your prior employer or service recipient that you are forfeiting as a result of commencing employment with the Company (the Make Whole Award"). This Make Whole Award will be subject to the other terms and conditions set forth in an RSU award agreement and grant notice substantially in the Company's standard form for Make Whole Awards (the "Make Whole Award Agreement") and the Equity Plan to the extent not inconsistent with the terms hereof. For the avoidance of doubt, such terms will include accelerated vesting on the same terms as set forth in the Company's Chief Executive Officer make whole RSU award agreement, dated as of February 26, 2025, in connection with a termination of employment under specified circumstances (including involuntary termination without "cause," termination for "good reason," death or disability). To accept the award, you must execute the Make-Whole Award Agreement. The Make Whole Award will be subject to clawback by the Company in its entirety in the event that you violate any of the restrictive covenants in the CIIA. In addition, if your employment is terminated for any reason other than for a Covered Termination (as defined in the Severance Plan) prior to the second anniversary of the Start Date, you shall be obligated to repay to the Company an amount in cash equal to the sum of the dollar value of (x) the net shares delivered to you as of the date of settlement of the Sign-On Tranche with respect to any shares underlying the Sign-On Tranche that you have not sold and (y) if any shares underlying the Sign-On Tranche have been sold, the net dollar amount you received (after taxes) upon the sale of such shares, which number shall be pro-rated based on a fraction, the numerator of which is the number of months that you were employed by the Company from the Start Date through the date of such termination of employment, and the denominator of which is twenty-four (24), within ten (10) days of such termination of employment.

Benefits and Paid Time Off

You will be eligible to participate on the same basis as similarly situated senior executives of the Company in the Company's benefit plans as in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

You will additionally be eligible to participate in the Company's paid time off policies as in effect from time to time, on the same basis applicable to other senior executives of the Company and on terms no less favorable than the Company's other senior executives.

Expense Reimbursements

You will be eligible for reimbursement for reasonable out-of-pocket costs incurred by and associated with your duties, including any required business travel (but excluding, for the avoidance of doubt, commuting costs or expenses from your principal residence to your principal work location), subject to compliance with the Company's guidelines and policies, necessary approvals for items of particular amounts or character, and required documentation. For the avoidance of doubt, to the extent that any reimbursements payable to you pursuant to this letter are subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this letter will not be subject to liquidation or exchange for another benefit.

In addition, you will be up reimbursed for your reasonable, out-of-pocket, and documented legal fees incurred by you in connection with negotiating and entering into this letter and the related documents, subject to your submission of an invoice regarding such legal fees to the Company within sixty (60) days following the Start Date, except that such reimbursement shall not exceed $15,000 in the aggregate (and which will not, for the avoidance of doubt, be "grossed up" for any taxes that may be imposed on such reimbursement (including if such reimbursement is reportable as income, which the Company shall determine in good faith)).

Severance Plan

You will be eligible to participate in the Severance Plan under the terms and conditions provided in the Severance Plan and the Participation Agreement attached as Exhibit A to this letter, to be executed by you on the Start Date.

Indemnification

You will be provided with indemnification pursuant to the Company's standard form of indemnification agreement for its directors and executive officers in accordance with its terms (the "Indemnification Agreement").

At Will Employment

Your employment with the Company will be "at will"; in other words, either you or the Company will have the right to terminate your employment with the Company at any time, with or without cause, in your or discretion.

Authorization to Work

The offer is contingent upon your meeting the eligibility requirements for employment in the United States. For purposes of federal immigration law, you must provide the Company sufficient documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of the Start Date, or the Company's employment relationship with you may be terminated.

No Breach of Obligations to Prior Employers

By signing this letter, you are representing that you have full authority to accept this position and perform the duties and responsibilities of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties and responsibilities for the Company. You specifically represent and warrant that you are not subject to any employment agreement, restrictive covenants, or any other agreement or arrangement preventing the performance of your duties or responsibilities to the Company. You agree not to bring to the Company or use in the performance of your duties or responsibilities to the Company any trade secrets, materials, or documents of a former employer or other service recipient that are not generally available to the public other than as a result of our actions or inactions, unless you have obtained express written authorization from the former employer or other services recipient for their possession and use. You also agree to honor all obligations to former employers and service recipients during your employment with the Company.

Other Contingencies

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This offer is contingent on your execution of the Company's Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement ("CIIA"), a copy of which is attached as Exhibit B, and return to the Company with your executed offer letter. Unless and until all such steps have been completed, this offer of employment may be withdrawn.

Governing Law and Arbitration

This letter will be governed by the substantive laws of the Commonwealth of Massachusetts. In the unlikely event of a dispute between the Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration pursuant to the Federal Arbitration Act. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment and that any claims brought hereunder must be brought in an individual capacity (i.e., not as part of a class action or representative proceeding). Arbitration will be held in Boston, Massachusetts, in front of a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to claims that are not subject to arbitration under applicable law (to the extent such law is not preempted by the Federal Arbitration Act or otherwise invalid), your rights under applicable workers' compensation laws, or claims related to enforcement of the CIIA. The Company will pay the costs of the arbitrator in any such arbitration. The arbitrator shall (a) have the authority to compel adequate discovery and award such relief as would otherwise be permitted by law and (b) issue a signed written statement regarding the disposition of each claim and any relief awarded, the reasons for the award, and the essential findings and conclusions on which the award is based. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any arbitration award or order may be entered and enforced as a judgment in the federal and state courts of any competent jurisdiction.

Entire Agreement

By signing this letter, you acknowledge that the terms described in this letter, together with the attachments hereto, the Severance Plan, the Equity Plan, the RSU Award Agreement, the PSU Award Agreement, the Make-Whole Award Agreement and the Indemnification Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral (including, without limitation, any term sheet related hereto or thereto), and there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged, or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion but subject to the terms and conditions of this letter, the attachments hereto, the Severance Plan, the Equity Plan, the RSU Award Agreement, the PSU Award Agreement and the Make-Whole Award Agreement adjust your Base Salary, incentive compensation, equity and equity-based plans, benefits, job title, locations, duties, responsibilities, and reporting relationships.

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Acceptance

Please indicate your acceptance of this offer by signing below and returning to me this letter along with the executed CIIA. We look forward to welcoming you to the Company and working together with you to foster Company growth and success, professional development, and personal satisfaction and achievement.

Sincerely,

IonQ, Inc.

/s/ Paul T. Dacier

Name: Paul T. Dacier

Title: Chief Administrative Officer

ACCEPTED AND AGREED TO

11/6/2025 | 6:15 PM PST

/s/ Scott Millard

Scott Millard

Enclosures and Notices

- Confidentiality Agreement

- PFML Workforce Notification: https://www.mass.gov/lists/pfml-workforce-notifications-and-rate-sheets- for-massachusetts-employers

- PFML Notice of Benefits: https://www.mass.gov/doc/2022-paid-family-and-medical-leave-mandatory- workplace-poster/download

- Earned Sick Time Notice of Employee Rights: https://www.mass.gov/doc/earned-sick-time-notice-of- employee-rights-english/download

- Pregnant Workers Fairness Act Notice: https://www.mass.gov/files/documents/2018/01/24/Guidance%20on%20Pregnant%20Workers%20Fairness

%20Act%20%202018-01-23.pdf

- Other Employee Notices: https://www.mass.gov/service-details/massachusetts-workplace-poster- requirements.

EXHIBIT A

Participation Agreement

IonQ, Inc. (the "Company") is pleased to inform you, Scott Millard, that you have been selected to participate in the Company's Executive Severance Plan (the "Plan") as a Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you will become eligible for certain Severance Benefits if you experience a Covered Termination.

If you become eligible for Standard Severance Benefits under Section 4.1 of the Plan, then subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits 9 months

Target Annual Bonus Entitlement 1x

Prorated Target Annual Bonus Entitlement As set forth in Section 4.1.3.

Accelerated Equity Vesting As set forth in Section 4.1.5.

COBRA Premiums 9 months

If you become eligible for CIC Severance Benefits under Section 4.2 of the Plan, then subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits 12 months

Target Annual Bonus Entitlement 1x

Prorated Target Annual Bonus Entitlement As set forth in Section 4.2.3.

Accelerated Equity Vesting As set forth in Section 4.2.5.

COBRA Premiums 12 months

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under Section 5 of the Plan.

In accordance with Section 6 of the Plan, the benefits, if any, provided under the Plan are intended to be the exclusive benefits for you related to your termination of employment with the Company and will supersede and replace any severance benefits to which you otherwise would eligible to participate in any other Company severance policy, plan, agreement or other arrangement (whether or not subject to ERISA), provided that, any accelerated satisfaction of performance criteria with respect to any outstanding equity award that is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, will be set forth and governed by the award agreement with respect to such equity award (the "Performance Award Carveout").

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By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to its terms, including, but not limited to, Section 6 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to equity acceleration or severance benefits upon your separation from the Company, subject to the Performance Award Carveout; and (iv) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

IONQ, INC. COVERED EMPLOYEE

/s/ Paul T. Dacier /s/ Scott Millard

Name: Paul T. Dacier Name: Scott Millard

Title: Chief Administrative Officer Title: Chief Business Officer

Date: November 6, 2025 Date: November 6, 2025

Attachment: IonQ, Inc. Executive Severance Plan

EXHIBIT B

CIIA

[See attached]